UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to Rule §240.14a-12

CANCER GENETICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CANCER GENETICS, INC.

201 Route 17 North, 2nd Floor

Rutherford, New Jersey 07070

(201) 528-9200

To the Stockholders of Cancer Genetics, Inc.:

As you know, Cancer Genetics, Inc. (“CGI”) previously announced that we are holding a special meeting of stockholders on March 24, 2021 at 9:00 a.m. local time, at CGI’s facility located at 1214 Research Boulevard, Hummelstown, PA 17036, for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of shares of CGI Common Stock, warrants and options pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 21, 2020, by and among CGI, CGI Acquisition, Inc. (“Merger Sub”), and StemoniX, Inc. (“StemoniX”), as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated February 8, 2021 (collectively, together with Amendment No. 2 to the Merger Agreement described in the first supplement, the “Merger Agreement”), which provides for the merger of Merger Sub with and into StemoniX, with StemoniX surviving as a wholly-owned subsidiary of CGI (the “merger”);

2.	To consider and vote upon an amendment to the certificate of incorporation of CGI to effect a reverse stock split of both the issued and outstanding and authorized CGI common stock, par value $0.0001 per share (the “CGI Common Stock”), at a ratio in the range from 1-for-2 to 1-for-10, with such ratio to be determined in the discretion of CGI’s board of directors and with such reverse stock split to be effected, if at all, at such time and date as determined by CGI’s board of directors in its sole discretion;

3.	To consider and vote upon a proposal to approve the Cancer Genetics, Inc. 2021 Equity Incentive Plan, and to authorize for issuance 4,500,000 shares of CGI Common Stock thereunder;

4.	To approve, on an advisory basis, the compensation that may be paid or become payable to CGI’s named executive officers in connection with the merger, as disclosed in the proxy statement dated February 12, 2021;

5.	To consider and vote upon an adjournment of the CGI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the above proposals; and

6.	To transact such other business as may properly come before the CGI special meeting or any adjournment or postponement thereof.

On or about February 16, 2021, CGI mailed to you a detailed proxy statement that contains a description of the Merger Agreement. The attached first supplement to the proxy statement (the “first supplement”) contains additional information that supplements the previously delivered proxy statement. CGI urges you to read the first supplement, together with the proxy statement previously sent to you, regarding the proposals above, carefully and in its entirety. The first supplement is being sent to you on or about February 26, 2021.

CGI is providing the first supplement to reflect, among other things, (a) that CGI raised gross proceeds of $17.5 million (net proceeds of approximately $15.8 million) in a registered direct offering of 2,777,778 shares of CGI Common Stock on February 16, 2021, and that the parties have agreed that such capital raise satisfied a financing condition that was contained in the Merger Agreement prior to its amendment by Amendment No. 2 to the Merger Agreement; (b) that as a result of the capital raise, StemoniX and an investor that had committed to purchasing $2 million of StemoniX Series C Preferred Stock (the “Series C Preferred Stock”) subject to StemoniX selling additional shares of Series C Preferred Stock, amended and restated the purchase agreement for the Series C Preferred Stock to provide that only $2 million of Series C Preferred Stock would be issued in the aggregate; (c) that the previously disclosed commitment by an institutional investor to purchase a $3 million StemoniX Convertible Note and a related warrant to purchase StemoniX common stock from StemoniX was consummated on February 23, 2021; and (d) the effects of the foregoing on the expected capitalization and ownership of the post-merger company. More details of these changes are described in the first supplement.

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Your vote is important. Whether or not you expect to attend the stockholders meeting, please vote as set forth in the proxy statement to ensure that your shares will be represented and voted at the special meeting. If you have already voted your shares and do not wish to change your vote, there is no need to submit another proxy card in response to the first supplement.

I look forward to your attendance at the meeting.

Sincerely,

/s/ John A. Roberts
John A. Roberts
Chief Executive Officer
Rutherford, New Jersey
February 26, 2021

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CANCER GENETICS, INC.

201 Route 17 North, 2nd Floor

Rutherford, New Jersey 07070

(201) 528-9200

SUPPLEMENT NO. 1, DATED FEBRUARY 26, 2021,

TO

PROXY STATEMENT

DATED FEBRUARY 12, 2021

This Supplement No. 1 is being mailed to the stockholders of CGI on or about February 26, 2021. The following information supplements and should be read in conjunction with the original proxy statement dated February 12, 2021 of CGI relating to the proposed merger, which CGI mailed to its stockholders on or about February 16, 2021. Terms defined in the original proxy statement have the same meaning herein, unless the context otherwise requires, and page numbers referenced herein correspond to page numbers in the original proxy statement previously mailed to CGI stockholders.

CGI is providing this supplement to reflect the following developments since the disclosures in the original proxy statement:

●	In an effort to satisfy the Financing Condition described in the original proxy statement, CGI issued and sold to certain institutional investors an aggregate of 2,777,778 shares of CGI Common Stock (the “CGI RD Shares”) in a registered direct offering at an offering price of $6.30 per share for gross proceeds of approximately $17.5 million, or $15.8 million of net proceeds, after deducting placement agent fees and expenses and estimated offering expenses payable by CGI and issued warrants (the “CGI RD PA Warrants”) to purchase an aggregate of 166,667 shares of CGI Common Stock to H.C. Wainwright & Co., LLC (“Wainwright”) as placement agent compensation (the “CGI RD Financing”). This offering provided funds in addition to funds raised in a transaction on February 1, 2021 described in the original proxy statement in which CGI issued and sold to certain institutional investors in a private placement (the “CGI PIPE”) an aggregate of (i) 2,758,624 shares of CGI’s common stock and (ii) warrants (the “CGI PIPE Warrants”) to purchase up to an aggregate of 2,758,624 shares of Common Stock, at a combined offering price of $3.625 per Share and accompanying Common Warrant to purchase one share of Common Stock, and issued 165,517 warrants to Wainwright as placement agent compensation (the “CGI PIPE PA Warrants”), for gross proceeds of approximately $10 million.

As a result, CGI, StemoniX and Merger Sub have entered into Amendment No. 2 to Agreement and Plan of Merger and Reorganization (“Amendment No. 2”), amending the Agreement and Plan of Merger and Reorganization, dated as of August 21, 2020, by and among CGI, Merger Sub and StemoniX, as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated February 8, 2021 (collectively, together with Amendment No. 2, the “Merger Agreement”). Pursuant to the Merger Agreement, the parties confirmed that the CGI RD Financing, like the CGI PIPE, is to be treated as part of the “Private Placement” under the Merger Agreement, such that any securities to be issued therein will be deemed to be outside of, and not considered in computing the number of securities of CGI to be issued with respect to, the existing 78/22% ratio, and so will dilute the historic holders of CGI and StemoniX securities ratably. In addition, the cash raised in the CGI RD Financing will not be included in either company’s Net Cash (as defined in the Merger Agreement) in determining any adjustments required to such ratio. The parties also agreed that any condition of the Merger Agreement requiring either party to raise additional cash prior to closing shall be deemed satisfied other than if required to satisfy Nasdaq initial listing requirements of the post-merger company, and that StemoniX will not issue nor commit to issue any further securities without the consent of CGI (other than under its option plan, upon conversion of already outstanding convertible securities, or as otherwise permitted under the Merger Agreement, including additional Convertible Notes provided for in the Merger Agreement and the $2 million of Series C Preferred Stock that is the subject of a binding purchase agreement as of the date hereof). Accordingly, the shares (and shares underlying warrants) sold in the CGI RD Financing are not part of the “Deemed Outstanding Shares” as defined in the original proxy statement.

●	As previously reported, on January 28, 2021, StemoniX entered into a stock purchase agreement (the “Series C Preferred Stock Purchase Agreement”) with two institutional accredited investors pursuant to which StemoniX agreed to issue shares of its Series C Convertible Preferred Stock (the “Series C Preferred Stock”) for an aggregate purchase price of $5 million. Also as previously reported, one of those investors determined thereafter to acquire a $3 million StemoniX Convertible Note in lieu of acquiring the same amount of Series C Preferred Stock. The offering by StemoniX of its Series C Preferred Stock was originally intended to partially satisfy the Financing Condition and be part of the Private Placement. On February 18, 2021, StemoniX and the remaining investor committed to issuing and purchasing, respectively, $2 million of Series C Preferred Stock and, in light of the consummation of the CGI RD Financing, amended and restated the Series C Preferred Stock Purchase Agreement to provide that only $2 million of Series C Preferred Stock would be issued in the aggregate. Accordingly, Amendment No. 2 provides that the investor will not have the right to appoint a board observer on the board of the post-merger company, as had been contemplated in the Merger Agreement if $5 million of Series C Preferred Stock had been sold.

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●	The previously disclosed commitment by an institutional investor to purchase a $3 million StemoniX Convertible Note and the related warrant to purchase StemoniX common stock from StemoniX was consummated on February 23, 2021.

●	In addition, the parties now expect that the committees of the board of directors of the post-merger company will be as follows: Audit: Geoffrey Harris (Chair), John Fletcher and Paul Hansen; Compensation: Joanna Horobin (Chair), Geoffrey Harris and Marcus Boehm; and Nominating and Governance – Howard McLeod (Chair), Joanna Horobin and John Fletcher.).

On February 18, 2021, CGI had outstanding 10,562,358 (including 2,758,624 issued in the CGI PIPE and 2,777,778 issued in the CGI RD Financing) shares of CGI Common Stock, CGI warrants to purchase 2,602,514 (including 2,068,968, 165,517 and 166,667 represented by the CGI PIPE Warrants and CGI PIPE PA Warrants and CGI RD PA Warrants, respectively) shares of CGI Common Stock with a weighted average exercise price of $6.70 per share and CGI Options to purchase 55,907 shares of CGI Common Stock with a weighted average exercise price of $45.92 per share.

On February 18, 2021, StemoniX had outstanding:

(i) 2,593,607 shares of StemoniX Common Stock (40,900 of such shares are non-voting common stock);

(ii) 4,611,587 shares of Series A Preferred Stock and 3,489,470 shares of Series B Preferred Stock, which are convertible into StemoniX Common Stock at a conversion ratio that is subject to broad-based anti-dilution protections, and which will be converted into shares of StemoniX Common Stock immediately prior to the merger;

(iii) $11,712,933 in principal amount of Convertible Notes (including approximately $3 million issued on February 23, 2021), plus $361,376 in accrued interest, which are convertible into StemoniX Common Stock based on a percent of the then-fair market value per share of StemoniX Common Stock and which will be converted into shares of StemoniX Common Stock immediately prior to the merger;

(iv) StemoniX Options to purchase 748,733 shares of StemoniX Common Stock with a weighted average exercise price of $1.82;

(v) StemoniX Warrants to purchase 58,657 shares of StemoniX Preferred Stock with a weighted average exercise price of $3.47; and

(vi) a Convertible Note Warrant that will be exchanged in the merger for a warrant to purchase a number of shares of CGI Common Stock equal to $849,800 divided by the weighted average share price of CGI Common Stock over the five trading days prior to the closing of the merger (the “5-Day VWAP”), with an exercise price equal to the 5-Day VWAP.

In addition, StemoniX has entered into the Series C Preferred Stock Purchase Agreement with one Series C Investor, pursuant to which StemoniX agreed to issue Series C Preferred Stock for an aggregate purchase price of $2 million. No assurance can be given that the conditions to closing the Series C Preferred Stock Purchase Agreement will be satisfied or waived.

Accordingly, by way of example only, if the closing of the merger occurred after the market close on February 18, 2021, at the Effective Time CGI would have issued:

(i) an aggregate of approximately 15,056,390 shares of CGI Common Stock to the holders of StemoniX Common Stock (after giving effect to the conversion of StemoniX preferred shares (other than the Series C Preferred Stock) and Convertible Notes) and StemoniX Warrants (other than the Convertible Note Warrant);

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(ii) options to purchase an aggregate of up to approximately 843,971 shares of CGI Common Stock to the holders of StemoniX Options; and

(iii) a warrant to purchase an aggregate of up to approximately 148,307 shares of CGI Common Stock to the holder of the Convertible Note Warrant.

The foregoing amounts listed in (i) through (iii) above reflect the relative valuations of CGI and StemoniX in accordance with the initial 22%/78% split specified in the Merger Agreement (but excluding the Private Placement) and the capitalization of CGI and StemoniX as of February 18, 2021. The foregoing illustration assumes, solely for purposes of this calculation, (i) no Net Cash Adjustment, (ii) no adjustment for fractional shares, (iii) a CGI closing price of $5.73 per share of common stock (the closing price the CGI Common Stock on the Nasdaq Capital Market on February 18, 2021), and (iv) a 5-Day VWAP of $5.73 (the actual 5-Day VWAP as of the market close February 18, 2021 was $8.17). This equates to an Exchange Ratio of approximately 1.1272 shares of CGI Common Stock per (A) one share of StemoniX Common Stock, (B) share of StemoniX Common Stock issuable on a net exercise basis under in-the-money StemoniX Warrants (which does not include the Convertible Note Warrant) and/or in-the-money StemoniX Options or (C) equivalent share of StemoniX Common Stock (converted to StemoniX Common Stock from CGI Common Stock using the Exchange Ratio) issuable upon cash exercise of the Convertible Note Warrant. In addition, CGI would have issued an aggregate of approximately 537,634 shares of CGI Common Stock to the Series C Investor, assuming the sale of $2 million of Series C Preferred Stock. As a result, following the closing of the merger, CGI would have had outstanding a total of approximately 26,039,470 shares of CGI Common Stock, CGI warrants to purchase approximately 2,750,821 shares of CGI Common Stock and options to purchase approximately 899,878 shares of CGI Common Stock.

Changes to sections of the original proxy statement.

The following sections of the original proxy statement (and, without limitation, any other applicable sections containing language substantively similar to the sections referred to below) are amended to read as follows:

Supplementing the section titled “The Merger—Merger Consideration” on page 97 of the original proxy statement to replace the section starting with the words “The first part of the table below” and ending with, and including, the table that follows the paragraph that begins “The table below shows the number of shares and percentage ownership of outstanding CGI Common Stock” with the following words and tables:

The first part of the table below shows the number of shares of StemoniX Common Stock that each class of StemoniX securities (other than the Series C Preferred Stock) will represent in the aggregate immediately prior to the merger on an as-converted, net exercise or equivalent basis, as applicable, as well as the resulting Exchange Ratio at the various CGI stock prices shown below, such numbers reflecting the relative valuations of CGI and StemoniX in accordance with the initial 22%/78% split specified in the Merger Agreement and the capitalization of CGI and StemoniX as of February 18, 2021, assuming, solely for purposes of this calculation, no Net Cash Adjustment and no adjustment for fractional shares. Changes in the stock price of CGI Common Stock impact the allocation of equity ownership within the StemoniX capital structure, but will have minimal impact on the initial 22%/78% split between the historical CGI (meaning excluding CGI securities issued in the CGI PIPE) and StemoniX equity holders specified in the Merger Agreement.

The last row of the table below shows the number of shares of CGI Common Stock that would be issued in the merger for the conversion of the Series C Preferred Stock at the different CGI Common Stock prices, assuming the $2 million of Series C Preferred Stock currently subject to a binding purchase agreement was sold prior to the merger.

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The table is for illustrative purposes only and the numbers shown will be different upon the closing of the merger.

EXCHANGE RATIO SENSITIVITY TABLE
As of 2/18/21

CGI Common Stock:	4,433,894
CGI/StemoniX Percentages:	22%/78%
Total Merger Shares:	15,720,169
CGI PIPE Shares, CGI RD Financing Shares and exercise of CGI PIPE Warrants:	6,226,058

	CGI Common Stock Price
StemoniX Equity Class	$3.00	$4.00	$5.00	$5.73	$6.00	$7.00
Common Stock	2,593,607	2,593,607	2,593,607	2,593,607	2,593,607	2,593,607
% of total StemoniX Common Stock	14.0%	16.8%	18.2%	18.6%	18.6%	18.5%

Convertible Notes (as converted to StemoniX Common Stock)	6,234,684	3,880,213	2,873,396	2,559,090	2,561,163	2,567,468
% of total StemoniX Common Stock	33.6%	25.2%	20.2%	18.3%	18.4%	18.3%

Series A Preferred Stock (as converted to StemoniX Common Stock)	4,952,482	4,611,587	4,611,587	4,611,587	4,611,587	4,611,587
% of total StemoniX Common Stock	26.7%	29.9%	32.3%	33.1%	33.0%	32.9%

Series B Preferred Stock (as converted to StemoniX Common Stock)	4,238,743	3,689,118	3,506,760	3,489,470	3,489,470	3,489,470
% of total StemoniX Common Stock	22.8%	24.0%	24.6%	25.0%	25.0%	24.9%

Options (net exercise basis)	209,531	409,191	494,569	532,175	543,202	598,610
% of total StemoniX Common Stock	1.1%	2.7%	3.5%	3.8%	3.9%	4.3%

Warrants (net exercise basis)	-	11,430	23,713	28,821	30,145	34,129
% of total StemoniX Common Stock	0.0%	0.1%	0.2%	0.2%	0.2%	0.2%

FOD Warrants	334,583	208,217	154,186	131,604	125,759	108,165
% of total StemoniX Common Stock	1.8%	1.4%	1.1%	0.9%	0.9%	0.8%

Total (in Shares of StemoniX Common Stock)	18,563,631	15,403,364	14,257,817	13,946,354	13,954,933	14,003,036

Exchange Ratio (Merger Shares/Total):	0.8468	1.0206	1.1026	1.1272	1.1265	1.1226

Series C Preferred Stock (assuming $2 million of capital raised)	784,314	588,235	537,634	537,634	537,634	537,634

The table below shows the number of shares and percentage ownership of outstanding CGI Common Stock, immediately following the merger and assuming a CGI Common Stock price of $5.73, that each of the following would hold: (i) the historical holders of CGI Common Stock (excluding the CGI PIPE Shares, CGI RD Shares and shares issued or issuable upon exercise of CGI securities sold in the CGI PIPE and CGI RD Financing), (ii) the holders of the CGI PIPE Shares, CGI RD Shares and 689,656 shares issued on February 10, 2021 upon the exercise of certain CGI PIPE Warrants, (iii) the former holders of StemoniX Common Stock, Convertible Notes, Series A Preferred Stock, Series B Preferred Stock, StemoniX Options and StemoniX Warrants (excluding the Convertible Note Warrant), collectively, and (iv) the holders of Series C Preferred Stock.

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Equity Class	Shares of CGI Common Stock Post-Merger
CGI Common Stock (excluding the CGI PIPE Shares, CGI RD Shares and shares issued or issuable upon exercise of CGI securities sold in the CGI PIPE and CGI RD Financing)	4,433,894 / 16.9%
CGI PIPE Shares, CGI RD Shares and 689,656 shares issued on February 10, 2021 upon the exercise of certain CGI PIPE Warrants	6,226,058 / 23.8%
StemoniX Common Stock, Convertible Notes, Series A Preferred Stock, Series B Preferred Stock and Warrants (excluding the Convertible Note Warrant)	14,971,965 / 57.2%
Series C Preferred Stock (assuming $2 million sold)	537,634 / 2.1%
Total	26,169,551

Supplementing the section titled “The Merger—Agreements Related to the Merger—Private Placement” on page 123 of the original proxy statement to revise and replace the paragraph in the original proxy statement with the following paragraph reflecting the CGI RD Financing:

Pursuant to the amended Merger Agreement, CGI and StemoniX have agreed that their respective equity holders’ ownership in the post-merger company would be at the 22%/78% ratio described elsewhere in this proxy statement/prospectus/information statement, and confirmed that securities issued by each party in certain private placement transactions after the date of the original Merger Agreement would not be included in determining that ratio and would instead dilute the ownership of all holders proportionately. Those transactions to date are (a) the Series C Financing, (b) the CGI PIPE and (c) the CGI RD Financing. Under the Merger Agreement prior to Amendment No. 2, it was a condition to closing that StemoniX shall have sold, no later than the closing of the merger, an aggregate of at least $5 million of Series C Preferred Stock; however, the parties in Amendment No. 2 removed such condition and provided that StemoniX will not issue nor commit to issue any further securities without the consent of CGI (other than under its option plan, upon conversion of already outstanding convertible securities, or as otherwise permitted under the Merger Agreement, including additional Convertible Notes provided for in the Merger Agreement and the $2 million of Series C Preferred Stock that is the subject of a binding purchase agreement as of the date hereof).

Supplementing the section titled “The Merger—Agreements Related to the Merger—Private Placement” on page 123 of the original proxy statement to add a new section describing the CGI RD Financing as follows:

CGI RD Financing

On February 16, 2021, CGI issued and sold to certain institutional investors an aggregate of 2,777,778 shares of CGI Common Stock in a registered direct offering at an offering price of $6.30 per share for gross proceeds of approximately $17.5 million (the “CGI RD Financing”). The net proceeds to CGI from the CGI RD Financing were approximately $15.8 million, after deducting placement agent fees and expenses and estimated offering expenses payable by CGI. CGI and StemoniX have confirmed in Amendment No. 2 that the CGI RD Financing is to be treated as part of the “Private Placement” under the Merger Agreement, such that any securities to be issued therein will be deemed to be outside of, and not considered in computing the number of securities of CGI to be issued with respect to the existing 78/22% ratio, and so will dilute the historic holders of CGI and StemoniX securities ratably. In addition, the cash raised in the CGI RD Financing will not be included in either company’s Net Cash (as defined in the Merger Agreement) in determining any adjustments required to such ratio. The parties also agreed that any condition of the Merger Agreement requiring either party to raise additional cash prior to closing shall be deemed satisfied other than if required to satisfy Nasdaq initial listing requirements of the post-merger company, and that StemoniX will not issue nor commit to issue any further securities without the consent of CGI (other than under its option plan, upon conversion of already outstanding convertible securities, or as otherwise permitted under the Merger Agreement, including additional StemoniX Convertible Notes provided for in the Merger Agreement and the up to $2 million of Series C Preferred Stock that is the subject of a binding purchase agreement as of the date hereof).

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Wainwright acted as the exclusive placement agent for the CGI RD Offering. CGI paid Wainwright a cash fee equal to 7% of the gross proceeds of the CGI RD Offering and a management fee equal to 1% of the gross proceeds of the CGI RD Offering, and paid Wainwright a non-accountable expense allowance of $25,000, $50,000 for out-of-pocket expenses for legal fees and other expenses and $12,900 for clearing expenses. Additionally, CGI issued to Wainwright, or its designees, warrants to purchase up to an aggregate of 166,667 shares of CGI Common Stock, equal to 6.0% of the aggregate number of shares sold in the CGI RD Offering. The warrants are exercisable immediately, expire on February 10, 2026 and have an exercise price of $6.93 per share (equal to 110% of the offering price per share). Such warrants also are outside of the 78/22% ratio.

Supplementing the section titled “The Merger—Agreements Related to the Merger—Private Placement—Series C Financing” on page 123 of the original proxy statement to add a new third paragraph to that section as follows:

On February 18, 2021, StemoniX and the remaining investor committed to issuing and purchasing, respectively, $2 million of Series C Preferred Stock and, in light of the consummation of the CGI RD Financing, amended and restated the Series C Preferred Stock Purchase Agreement to provide that only $2 million of Series C Preferred Stock would be issued in the aggregate. Accordingly, Amendment No. 2 provides that the investor will not have the right to appoint a board observer on the board of the post-merger company, as had been contemplated in the Merger Agreement if $5 million of Series C Preferred Stock had been sold.

Supplementing the section titled “The Merger—Agreements Related to the Merger—Additional StemoniX Convertible Notes” on page 123 of the original proxy statement to add a new third paragraph to that section as follows:

On February 19, 2021, the StemoniX shareholders approved the issuance of a $3 million Convertible Note and the accompanying Convertible Note Warrant, and the transaction was consummated on February 23, 2021.

Supplementing the section titled “The Merger Agreement—Exchange Ratio” to replace the fourth bullet point following the second paragraph of such section with the following:

“CGI Outstanding Equity” means the sum of (i) the number of shares of CGI Common Stock outstanding as of the Effective Time, plus (ii) the number of shares of CGI Common Stock issuable on a net exercise basis under the in-the-money CGI warrants (other than the November PA Warrants), plus (iii) the number of shares of CGI Common Stock issuable on a net exercise basis under in-the-money CGI Options, plus (iv) the number of shares of CGI Common Stock issuable on a cash exercise basis under the November PA Warrants; however, “CGI Outstanding Equity” does not include the securities issued in the CGI PIPE, the shares issuable upon exercise thereof, the securities issued in the CGI RD Financing, the shares issuable upon exercise thereof or the shares issuable to the holders of Series C Preferred Stock.

Supplementing the Section titled “The Merger Agreement—Net Cash Adjustment” on page 108 of the original proxy statement by adding a new fourth paragraph as follows:

While audited financial statements for the year ended December 31, 2020 for CGI and StemoniX are not yet available as of the date of this first supplement, and the numbers set forth in this paragraph are subject to further review and adjustment, CGI estimates that it had Net Cash at December 31, 2020 of approximately $2,444,000, and StemoniX estimates that it had Net Cash at December 31, 2020 of approximately $792,000. Since that date, CGI has received an aggregate of $797,000 in net proceeds from sales pursuant to the ATM Agreement (which funds will be included in determining CGI’s Net Cash at closing) and StemoniX has raised approximately $4,722,000 through the issuance of Convertible Notes (which funds will be included in StemoniX’s Net Cash at closing). Accordingly, while no assurances can be given, and assuming that the merger can be consummated shortly after the CGI special meeting, neither party believes at this time that there will be a downward adjustment to its percentage interest in the combined company arising from the Net Cash adjustment.

Revoking Your Proxy and Changing Your Vote.

If you have already voted your shares and do not wish to change your vote, there is no need to submit another proxy card in response to this first supplement to the proxy statement.

If you have already voted or submitted your proxy card, you may revoke it at any time before it is exercised by sending another proxy card with a later date. Please note that if your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

If you would like additional copies of the proxy card, or if you have questions about the merger or this supplement, please refer to Page 6 of the proxy statement for contact information for either CGI or Alliance Advisors, its proxy solicitor.

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